Exhibit 99.1

REALTY INCOME ANNOUNCES OPERATING RESULTS FOR

SECOND QUARTER AND FIRST SIX MONTHS OF 2016 AND INCREASES MONTHLY DIVIDEND

SAN DIEGO, CALIFORNIA, July 27, 2016....Realty Income Corporation (Realty Income, NYSE: O), The Monthly Dividend Company®, today announced operating results for the second quarter and six months ended June 30, 2016.  All per share amounts presented in this press release are on a diluted per common share basis unless stated otherwise.

COMPANY HIGHLIGHTS:

For the quarter ended June 30, 2016:

•                  Net income per share was $0.27

•                  AFFO per share increased 4.4% to $0.71, compared to the quarter ended June 30, 2015

•                  Invested $310.3 million in 57 new properties and properties under development or expansion

•                  Increased the monthly dividend in June for the 86th time and for the 75th consecutive quarter

•                  Dividends paid per common share increased 4.9%, compared to the quarter ended June 30, 2015

•                  Subsequent to June 30, 2016, increased the monthly dividend by 1.0% to $0.2015 per share, payable on September 15, 2016

CEO Comments

“Our business continues to perform quite well and we are pleased with our year-to-date success and remain optimistic about our prospects for the future,” said John P. Case, Realty Income’s Chief Executive Officer. “In the second quarter, we completed $310 million in acquisitions and through the first half of the year we completed $663 million in acquisitions at record-high investment spreads relative to our weighted average cost of capital. Our distinct sector-leading cost of capital advantage continues to support our investment philosophy of acquiring the highest quality net-lease properties as we grow our portfolio. We continue to see an ample pipeline of investment opportunities.  As a result, we are raising our 2016 acquisitions guidance to approximately $1.25 billion from our prior estimate of $900 million.”

“We have successfully issued approximately a half billion dollars in equity year-to-date to permanently fund the majority of our acquisitions activity this year. We executed our most recent tranche of equity of $55 million during the final week of June at the lowest cost of equity in our company’s history. We continue to fortify our balance sheet as our leverage metrics, financial flexibility and access to capital remain quite outstanding. During the second quarter, Moody’s and Standard & Poor’s recognized the strength of our balance sheet and liquidity profile by raising our credit rating outlook to Baa1 ‘positive’ and BBB+ ‘positive,’ respectively.  We are pleased to be one of the highest rated REITs in the industry and the highest rated company in the net-lease sector.”

“Given the ongoing confidence we have in our business and our financial strength, we have elected to provide our shareholders with an additional increase in the monthly dividend of 1% beginning in September 2016. The payment of this dividend will result in an annual increase of 6.1% over the dividend paid in September 2015.”

Financial Results

Revenue

Revenue for the quarter ended June 30, 2016 increased 6.7% to $271.0 million, as compared to $253.9 million for the same quarter in 2015. Revenue for the six months ended June 30, 2016 increased 7.5% to $538.2 million, as compared to $500.7 million for the same period in 2015.

Net Income Available to Common Stockholders

Net income available to common stockholders for the quarter ended June 30, 2016 was $69.0 million, as compared to $59.3 million for the same quarter in 2015. Net income per share for the quarter ended June 30, 2016 was $0.27, as compared to $0.25 for the same quarter in 2015.

Net income available to common stockholders for the six months ended June 30, 2016 was $132.5 million, as compared to $119.8 million for the same period in 2015. Net income per share for the six months ended June 30, 2016 was $0.53, as compared to $0.52 for the same period in 2015.

The calculation to determine net income for a real estate company includes impairments, gains on property sales and/or fair value adjustments on interest rate swaps. These items can vary from quarter to quarter and can significantly impact net income and period to period comparisons.

Funds From Operations Available to Common Stockholders (FFO)

FFO for the quarter ended June 30, 2016 increased 10.7% to $176.6 million, as compared to $159.5 million for the same quarter in 2015. FFO per share for the quarter ended June 30, 2016 increased 1.4% to $0.70, as compared to $0.69 for the same quarter in 2015. FFO for the quarter ended June 30, 2016 was impacted by a non-cash loss of $2.1 million, or $0.01 per share, resulting from fair value adjustments on our interest rate swaps. Each quarter we adjust the carrying value of our interest rate swaps to fair value. The changes in the fair value of our interest rate swaps are recorded to interest expense.

FFO for the six months ended June 30, 2016 increased 11.2% to $347.3 million, as compared to $312.4 million for the same period in 2015. FFO per share for the six months ended June 30, 2016 increased 1.5% to $1.38, as compared to $1.36 for the same period in 2015. FFO for the six months ended June 30, 2016 was impacted by a non-cash loss of $7.9 million, or $0.03 per share, resulting from fair value adjustments on our interest rate swaps, as described above.

Adjusted Funds From Operations Available to Common Stockholders (AFFO)

AFFO for the quarter ended June 30, 2016 increased 13.7% to $180.9 million, as compared to $159.1 million for the same quarter in 2015. AFFO per share for the quarter ended June 30, 2016 increased 4.4% to $0.71, as compared to $0.68 for the same quarter in 2015.

AFFO for the six months ended June 30, 2016 increased 14.7% to $356.8 million, as compared to $311.2 million for the same period in 2015. AFFO per share for the six months ended June 30, 2016 increased 4.4% to $1.42, as compared to $1.36 for the same period in 2015.

The company considers FFO and AFFO to be appropriate supplemental measures of a Real Estate Investment Trust’s (REIT’s) operating performance. Realty Income defines FFO consistent with the National Association of Real Estate Investment Trust’s (NAREIT’s) definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate, and reduced by gains on sales of investment properties. AFFO further adjusts FFO for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance. Presentation of the information regarding FFO and AFFO is intended to assist the reader in comparing the operating performance of different REITs, although it should be noted that not all REITs calculate FFO and AFFO in the same way, so comparisons with other REITs may not be meaningful. FFO and AFFO should not be considered as alternatives to reviewing our cash flows from operating, investing, and financing activities.  In addition, FFO and AFFO should not be considered as measures of liquidity, our ability to make cash distributions, or our ability to pay interest payments. See the reconciliations of net income available to common stockholders to FFO and AFFO on pages six and seven of this press release.

Dividend Increases

In June 2016, Realty Income announced the 75th consecutive quarterly dividend increase, which is the 86th increase in the amount of the dividend since the company’s listing on the New York Stock Exchange (NYSE) in 1994. The annualized dividend amount as of June 30, 2016 was $2.394 per share. The amount of monthly dividends paid per share increased 4.9% to $0.597 in the second quarter of 2016 from $0.569 in the same quarter in 2015.

September Dividend Declared

On July 26, 2016, our Board of Directors declared an increase in our common stock monthly cash dividend to $0.2015 per share from $0.1995 per share. The dividend is payable on September 15, 2016 to shareholders of record as of September 1, 2016. This is the 87th dividend increase since our listing on the NYSE in 1994. The ex-dividend date for September’s dividend is August 30, 2016. The new monthly dividend amount represents an annualized dividend amount of $2.418 per share, or a 1.0% increase, as compared to the previous annualized dividend amount of $2.394.

Real Estate Portfolio Update

As of June 30, 2016, Realty Income’s portfolio of freestanding, single-tenant properties consisted of 4,646 properties located in 49 states and Puerto Rico, leased to 246 commercial tenants doing business in 47 industries. The properties are leased under long-term, net leases with a weighted average remaining lease term of 9.8 years.

Portfolio Management Activities

The company’s portfolio of commercial real estate, owned primarily under 10- to 20-year net leases, continues to perform well and provides dependable rental revenue supporting the payment of monthly dividends. As of June 30, 2016, portfolio occupancy was 98.0% with 95 properties available for lease out of a total of 4,646 properties in the portfolio, as compared to 97.8% as of March 31, 2016, and 98.2% as of June 30, 2015. Economic occupancy, or occupancy as measured by rental revenue, was 98.9% as of June 30, 2016, as compared to 98.8% as of March 31, 2016, and 99.2% as of June 30, 2015.

Since March 31, 2016, when the company reported 101 properties available for lease, the company had 43 lease expirations, re-leased 37 properties and sold 12 vacant properties.  Of the 37 properties re-leased during the second quarter of 2016, 29 properties were re-leased to the same tenants, three were re-leased to new tenants without vacancy, and five were re-leased to new tenants after a period of vacancy.  The annual new rent on these re-leases was $3,814,000, as compared to the previous annual rent of $4,158,000 on the same properties, representing a rent recapture rate of 91.7% on the properties re-leased for the quarter ended June 30, 2016.

Rent Increases

During the quarter ended June 30, 2016, same store rents on 4,093 properties under lease increased 1.4% to $224.4 million, as compared to $221.4 million for the same quarter in 2015. For the six months ended June 30, 2016, same store rents on 4,093 properties under lease increased 1.3% to $448.5 million, as compared to $442.7 million for the same period in 2015.

Investments in Real Estate

During the quarter ended June 30, 2016, Realty Income invested $310.3 million in 57 new properties and properties under development or expansion, located in 22 states. These properties are 100% leased with a weighted average lease term of approximately 13.5 years and an initial average cash lease yield of 6.3%. The tenants occupying the new properties operate in 14 industries, and the property types are 68.0% retail and 32.0% industrial, based on rental revenue. Approximately 58% of the rental revenue generated from acquisitions during the second quarter of 2016 is from investment grade rated tenants.

During the six months ended June 30, 2016, Realty Income invested approximately $662.9 million in 153 new properties and properties under development or expansion, located in 34 states. These properties are 100% leased with a weighted average lease term of approximately 14.8 years and an initial average lease yield of 6.5%.  The tenants occupying the new properties operate in 23 industries, and the property types are 77.6% retail and 22.4% industrial, based on rental revenue.  Approximately 39% of the rental revenue generated from acquisitions during the first six months of 2016 is from investment grade rated tenants.

Property Dispositions

During the quarter ended June 30, 2016, Realty Income sold 16 properties for $24.5 million, with a gain on sales of $8.7 million, as compared to five properties sold for $8.2 million, with a gain on sales of $3.7 million, during the same quarter in 2015.

During the six months ended June 30, 2016, Realty Income sold 27 properties for $35.5 million, with a gain on sales of $10.9 million, as compared to 14 properties sold for $30.5 million, with a gain on sales of $10.9 million, during the same period in 2015.

Liquidity and Capital Markets

Capital Raising

During the quarter ended June 30, 2016, Realty Income raised $453.2 million from the sale of common stock at a weighted average price of $61.66 per share.  During the six months ended June 30, 2016, Realty Income raised $487.2 million from the sale of common stock at a weighted average price of $61.59 per share.

Credit Facility

Realty Income has a $2.25 billion unsecured credit facility. This credit facility is comprised of a $2.0 billion revolving credit facility and a $250 million five-year unsecured term loan. As of June 30, 2016, Realty Income had a borrowing capacity of $1.49 billion available on its revolving credit facility.

2016 Earnings Guidance

We estimate FFO per share for 2016 of $2.82 to $2.89, an increase of 1.8% to 4.3%, respectively, over 2015 FFO per share of $2.77. FFO per share for 2016 is based on a net income per share range of $1.15 to $1.22, plus estimated real estate depreciation of $1.75 per share, and reduced by potential estimated gains on sales of investment properties of $0.08 per share (in accordance with NAREIT’s definition of FFO).

We estimate AFFO per share for 2016 of $2.85 to $2.90, an increase of 4.0% to 5.8%, respectively, over 2015 AFFO per share of $2.74. AFFO further adjusts FFO for unique revenue and expense items, which are not as pertinent to the measurement of Realty Income’s ongoing operating performance.

Additional earnings guidance detail can be found in Realty Income’s supplemental materials available on Realty Income’s corporate website at http://investors.realtyincome.com/quarterly-results.

Conference Call Information

In conjunction with the release of Realty Income’s operating results, the company will host a conference call on July 28, 2016 at 11:30 a.m. PT to discuss the results. To access the conference, dial (888) 572-7033. When prompted, provide the access code: 2935499.

A telephone replay of the conference call can also be accessed by calling (888) 203-1112 and entering the access code: 2935499. The telephone replay will be available through August 11, 2016. A live webcast will be available in listen-only mode by clicking on the webcast link on the company’s home page or in the investors section at www.realtyincome.com.  A replay of the conference call webcast will be available approximately two hours after the conclusion of the live broadcast. The webcast replay will be available through August 11, 2016. No access code is required for this replay.

Supplemental Materials

Supplemental materials on the second quarter and year-to-date 2016 operating results are available on Realty Income’s corporate website at http://investors.realtyincome.com/quarterly-results.

About Realty Income

Realty Income, The Monthly Dividend Company®, is an S&P 500 company dedicated to providing shareholders with dependable monthly income. The company is structured as a REIT, and its monthly dividends are supported by the cash flow from over 4,600 real estate properties owned under long-term lease agreements with regional and national commercial tenants. To date, the company has declared 554 consecutive common stock monthly dividends throughout its 47-year operating history and increased the dividend 87 times since Realty Income’s public listing in 1994 (NYSE: O). The company has in-house acquisition, portfolio management, asset management, credit research, real estate research, legal, finance and accounting, information technology, and capital markets capabilities. Additional information about the company can be obtained from the corporate website at www.realtyincome.com.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, tenant financial health, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, property acquisitions and the timing of these acquisitions, charges for property impairments, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Investor Contact:

Jonathan Pong, CFA, CPA

VP, Capital Markets

(858) 284-5177

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share amounts) (unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended 6/30/16	Ended 6/30/15	Ended 6/30/16	Ended 6/30/15
REVENUE
Rental	$260,056	$241,431	$516,857	$476,554
Tenant reimbursements	11,112	11,607	20,217	21,570
Other	(129)	822	1,081	2,604

Total revenue	271,039	253,860	538,155	500,728

EXPENSES
Depreciation and amortization	110,342	101,101	218,275	199,138
Interest	57,409	58,680	118,088	117,148
General and administrative	13,985	12,609	26,304	25,471
Property (including reimbursable)	14,671	14,937	29,776	28,914
Income taxes	953	628	1,917	1,702
Provisions for impairment	6,269	3,230	8,192	5,317

Total expenses	203,629	191,185	402,552	377,690

Gain on sales of real estate	8,658	3,675	10,948	10,893

Net income	76,068	66,350	146,551	133,931

Net income attributable to noncontrolling interests	(253)	(263)	(493)	(581)

Net income attributable to the Company	75,815	66,087	146,058	133,350
Preferred stock dividends	(6,770)	(6,770)	(13,540)	(13,540)

Net income available to common stockholders	$69,045	$59,317	$132,518	$119,810

Funds from operations available to common stockholders (FFO)	$176,648	$159,470	$347,276	$312,370
Adjusted funds from operations available to common stockholders (AFFO)	$180,876	$159,060	$356,793	$311,184

Per share information for common stockholders:
Net income:

Basic	$0.27	$0.26	$0.53	$0.52
Diluted	$0.27	$0.25	$0.53	$0.52

FFO, basic and diluted	$0.70	$0.69	$1.38	$1.36

AFFO, basic and diluted	$0.71	$0.68	$1.42	$1.36

Cash dividends paid per common share	$0.597	$0.569	$1.185	$1.130

FUNDS FROM OPERATIONS (FFO)

(dollars in thousands, except per share amounts)

We define FFO, a non-GAAP measure, consistent with NAREIT’s definition, as net income available to common stockholders, plus depreciation and amortization of real estate assets, plus impairments of real estate assets, reduced by gains on property sales.

	Three Months	Three Months	Six Months	Six Months
	Ended 6/30/16	Ended 6/30/15	Ended 6/30/16	Ended 6/30/15
Net income available to common stockholders	$69,045	$59,317	$132,518	$119,810
Depreciation and amortization	110,342	101,101	218,275	199,138
Depreciation of furniture, fixtures and equipment	(195)	(240)	(388)	(425)
Provisions for impairment on investment properties	6,269	3,230	8,192	5,317
Gain on sale of investment properties	(8,658)	(3,675)	(10,948)	(10,893)
FFO adjustments allocable to noncontrolling interests	(155)	(263)	(373)	(577)
FFO available to common stockholders (1)	$176,648	$159,470	$347,276	$312,370

FFO per common share, basic and diluted	$0.70	$0.69	$1.38	$1.36

Distributions paid to common stockholders	$151,236	$131,595	$298,581	$258,277

FFO available to common stockholders in excess of distributions paid to common stockholders	$25,412	$27,875	$48,695	$54,093

Weighted average number of common shares used for FFO:
Basic	253,375,546	232,403,586	251,792,989	228,932,782
Diluted	254,254,243	232,886,185	252,073,685	229,061,762

(1)           Diluted FFO for the quarter ended June 30, 2016 includes FFO allocable to dilutive noncontrolling interests.  Noncontrolling interests were anti-dilutive for all other periods presented.

ADJUSTED FUNDS FROM OPERATIONS (AFFO)

(dollars in thousands, except per share amounts)

We define AFFO as FFO adjusted for unique revenue and expense items, which the company believes are not as pertinent to the measurement of the company’s ongoing operating performance.  Most companies in our industry use a similar measurement to AFFO, but they may use the term “CAD” (for Cash Available for Distribution) or “FAD” (for Funds Available for Distribution).

	Three Months	Three Months	Six Months	Six Months
	Ended 6/30/16	Ended 6/30/15	Ended 6/30/16	Ended 6/30/15
Net income available to common stockholders	$69,045	$59,317	$132,518	$119,810
Cumulative adjustments to calculate FFO (1)	107,603	100,153	214,758	192,560
FFO available to common stockholders	176,648	159,470	347,276	312,370
Amortization of share-based compensation	3,947	2,811	6,552	5,362
Amortization of deferred financing costs (2)	1,299	1,281	2,598	2,575
Amortization of net mortgage premiums	(754)	(1,862)	(1,855)	(3,824)
Loss on interest rate swaps	2,109	899	7,886	1,958
Leasing costs and commissions	(86)	(149)	(277)	(461)
Recurring capital expenditures	(174)	(977)	(246)	(2,009)
Straight-line rent	(4,323)	(4,444)	(9,474)	(8,635)
Amortization of above and below-market leases	2,143	1,954	4,195	3,696
Other adjustments (3)	67	77	138	152
AFFO available to common stockholders (4)	$180,876	$159,060	$356,793	$311,184

AFFO per common share, basic and diluted	$0.71	$0.68	$1.42	$1.36

Distributions paid to common stockholders	$151,236	$131,595	$298,581	$258,277

AFFO available to common stockholders in excess of distributions paid to common stockholders	$29,640	$27,465	$58,212	$52,907

Weighted average number of common shares used for AFFO:
Basic	253,375,546	232,403,586	251,792,989	228,932,782
Diluted	253,937,221	232,886,185	252,378,957	229,061,762

(1)           See FFO calculation above for reconciling items.

(2)           Includes the amortization of costs incurred and capitalized upon issuance of our notes payable, assumption of our mortgages payable and issuance of our term loans.  The deferred financing costs are being amortized over the lives of the respective mortgages and term loans.  No costs associated with our credit facility agreements or annual fees paid to credit rating agencies have been included.

(3)           Includes adjustments allocable to both noncontrolling interests and capital lease obligations.

(4)           Diluted AFFO for the quarter and six months ended June 30, 2016 includes AFFO allocable to dilutive noncontrolling interests.  Noncontrolling interests were anti-dilutive for all other periods presented.

HISTORICAL FFO AND AFFO

(dollars in thousands, except per share amounts)

For the three months ended June 30,	2016	2015	2014	2013	2012

Net income available to common stockholders	$69,045	$59,317	$51,420	$45,957	$32,950
Depreciation and amortization	110,147	100,861	92,790	74,471	35,571
Provisions for impairment on investment properties	6,269	3,230	499	2,496	-
Gain on sales of investment properties	(8,658)	(3,675)	(1,964)	(5,744)	(3,354)
Merger-related costs	-	-	-	605	-
FFO adjustments allocable to noncontrolling interests	(155)	(263)	(336)	(220)	-

FFO	$176,648	$159,470	$142,409	$117,565	$65,167

FFO per diluted share	$0.70	$0.69	$0.64	$0.60	$0.49

AFFO	$180,876	$159,060	$141,178	$115,584	$66,499

AFFO per diluted share	$0.71	$0.68	$0.64	$0.59	$0.50

Cash dividends paid per share	$0.597	$0.569	$0.547	$0.544	$0.437

Weighted average diluted shares outstanding - FFO	254,254,243	232,886,185	221,043,619	195,759,091	132,828,540

Weighted average diluted shares outstanding - AFFO	253,937,221	232,886,185	221,043,619	195,759,091	132,828,540

For the six months ended June 30,	2016	2015	2014	2013	2012

Net income available to common stockholders	$132,518	$119,810	$98,599	$108,692	$59,022
Depreciation and amortization	217,887	198,713	182,668	141,673	70,806
Provisions for impairment on investment properties	8,192	5,317	2,182	2,952	-
Gain on sales of investment properties	(10,948)	(10,893)	(5,843)	(44,304)	(3,965)
Merger-related costs	-	-	-	12,635	-
FFO adjustments allocable to noncontrolling interests	(373)	(577)	(696)	(395)	-

FFO	$347,276	$312,370	$276,910	$221,253	$125,863

FFO per diluted share	$1.38	$1.36	$1.29	$1.20	$0.95

AFFO	$356,793	$311,184	$273,822	$219,547	$132,793

AFFO per diluted share	$1.42	$1.36	$1.28	$1.19	$1.00

Cash dividends paid per share	$1.185	$1.130	$1.094	$1.057	$0.874

Weighted average diluted shares outstanding - FFO	252,073,685	229,061,762	214,089,629	183,873,647	132,785,213

Weighted average diluted shares outstanding - AFFO	252,378,957	229,061,762	214,089,629	183,873,647	132,785,213

REALTY INCOME CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

June 30, 2016 and December 31, 2015

(dollars in thousands, except per share data)

	2016	2015(1)
ASSETS	(unaudited)
Real estate, at cost:
Land	$3,436,504	$3,286,004
Buildings and improvements	9,403,441	9,010,778
Total real estate, at cost	12,839,945	12,296,782
Less accumulated depreciation and amortization	(1,841,790)	(1,687,665)
Net real estate held for investment	10,998,155	10,609,117
Real estate held for sale, net	9,991	9,767
Net real estate	11,008,146	10,618,884
Cash and cash equivalents	20,443	40,294
Accounts receivable, net	87,166	81,678
Acquired lease intangible assets, net	1,063,045	1,034,417
Goodwill	15,220	15,321
Other assets, net	55,411	54,785
Total assets	$12,249,431	$11,845,379

LIABILITIES AND EQUITY
Distributions payable	$54,023	$50,344
Accounts payable and accrued expenses	130,024	115,826
Acquired lease intangible liabilities, net	256,512	250,916
Other liabilities	41,191	53,965
Line of credit payable	512,000	238,000
Term loans, net	318,981	318,835
Mortgages payable, net	496,348	646,187
Notes payable, net	3,620,275	3,617,973
Total liabilities	5,429,354	5,292,046

Commitments and contingencies

Stockholders’ equity:
Preferred stock and paid in capital, par value $0.01 per share, 69,900,000 shares authorized, 16,350,000 shares issued and outstanding as of June 30, 2016 and December 31, 2015, liquidation preference $25.00 per share	395,378	395,378
Common stock and paid in capital, par value $0.01 per share, 370,100,000 shares authorized, 257,954,902 shares issued and outstanding as of June 30, 2016 and 250,416,757 shares issued and outstanding as of December 31, 2015	8,105,229	7,666,428
Distributions in excess of net income	(1,699,966)	(1,530,210)
Total stockholders’ equity	6,800,641	6,531,596
Noncontrolling interests	19,436	21,737
Total equity	6,820,077	6,553,333
Total liabilities and equity	$12,249,431	$11,845,379

(1)       During the first quarter of 2016, we adopted ASU 2015-03, which requires that debt issuance costs be reported on the balance sheet as a direct reduction of the face amount of the debt instrument they relate to.  As a result, we have reclassified certain items on the December 31, 2015 balance sheet within the following financial statement captions: Other assets, net, Term loans, net, Mortgages payable, net, and Notes payable, net.

Realty Income Performance vs. Major Stock Indices

			Equity						NASDAQ
	Realty Income		REIT Index (1)		DJIA		S&P 500		Composite
	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total	Dividend	Total
	yield	return (2)	yield	return (3)	yield	return (3)	yield	return (3)	yield	return (4)

10/18 to 12/31/1994	10.5%	10.8%	7.7%	0.0%	2.9%	(1.6%)	2.9%	(1.2%)	0.5%	(1.7%)
1995	8.3%	42.0%	7.4%	15.3%	2.4%	36.9%	2.3%	37.6%	0.6%	39.9%
1996	7.9%	15.4%	6.1%	35.3%	2.2%	28.9%	2.0%	23.0%	0.2%	22.7%
1997	7.5%	14.5%	5.5%	20.3%	1.8%	24.9%	1.6%	33.4%	0.5%	21.6%
1998	8.2%	5.5%	7.5%	(17.5%)	1.7%	18.1%	1.3%	28.6%	0.3%	39.6%
1999	10.5%	(8.7%)	8.7%	(4.6%)	1.3%	27.2%	1.1%	21.0%	0.2%	85.6%
2000	8.9%	31.2%	7.5%	26.4%	1.5%	(4.7%)	1.2%	(9.1%)	0.3%	(39.3%)
2001	7.8%	27.2%	7.1%	13.9%	1.9%	(5.5%)	1.4%	(11.9%)	0.3%	(21.1%)
2002	6.7%	26.9%	7.1%	3.8%	2.6%	(15.0%)	1.9%	(22.1%)	0.5%	(31.5%)
2003	6.0%	21.0%	5.5%	37.1%	2.3%	28.3%	1.8%	28.7%	0.6%	50.0%
2004	5.2%	32.7%	4.7%	31.6%	2.2%	5.6%	1.8%	10.9%	0.6%	8.6%
2005	6.5%	(9.2%)	4.6%	12.2%	2.6%	1.7%	1.9%	4.9%	0.9%	1.4%
2006	5.5%	34.8%	3.7%	35.1%	2.5%	19.0%	1.9%	15.8%	0.8%	9.5%
2007	6.1%	3.2%	4.9%	(15.7%)	2.7%	8.8%	2.1%	5.5%	0.8%	9.8%
2008	7.3%	(8.2%)	7.6%	(37.7%)	3.6%	(31.8%)	3.2%	(37.0%)	1.3%	(40.5%)
2009	6.6%	19.3%	3.7%	28.0%	2.6%	22.6%	2.0%	26.5%	1.0%	43.9%
2010	5.1%	38.6%	3.5%	27.9%	2.6%	14.0%	1.9%	15.1%	1.2%	16.9%
2011	5.0%	7.3%	3.8%	8.3%	2.8%	8.3%	2.3%	2.1%	1.3%	(1.8%)
2012	4.5%	20.1%	3.5%	19.7%	3.0%	10.2%	2.5%	16.0%	2.6%	15.9%
2013	5.8%	(1.8%)	3.9%	2.9%	2.3%	29.6%	2.0%	32.4%	1.4%	38.3%
2014	4.6%	33.7%	3.6%	28.0%	2.3%	10.0%	2.0%	13.7%	1.3%	13.4%
2015	4.4%	13.0%	3.9%	2.8%	2.6%	0.2%	2.2%	1.4%	1.4%	5.7%
YTD Q2 2016	3.4%	36.6%	3.6%	13.7%	2.7%	4.3%	2.1%	3.8%	1.3%	(3.3%)

Compound Average Annual Total Return (5)		18.2%		11.4%		9.8%		9.2%		8.9%

Note:   All of these dividend yields are calculated as annualized dividends based on the last dividend paid in applicable time period divided by the closing price as of period end.  Dividend yield sources: NAREIT website and Bloomberg, except for the 1994 NASDAQ dividend yield which was sourced from Datastream / Thomson Financial.

(1)       FTSE NAREIT US Equity REIT Index, as per NAREIT website.

(2)       Calculated as the difference between the closing stock price as of period end less the closing stock price as of previous period, plus dividends paid in period, divided by closing stock price as of end of previous period.  Does not include reinvestment of dividends for the annual percentages.

(3)       Includes reinvestment of dividends.  Source:  NAREIT website and Factset.

(4)       Price only index, does not include dividends.  Source:  Factset.

(5)       All of these Compound Average Annual Total Return rates are calculated in the same manner: from Realty Income’s NYSE listing on October 18, 1994 through June 30, 2016, and (except for NASDAQ) assuming reinvestment of dividends. Past performance does not guarantee future performance.  Realty Income presents this data for informational purposes only and makes no representation about its future performance or how it will compare in performance to other indices in the future.